UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):	February 13, 2009
Essex Rental Corp.
(Exact name of registrant as specified in charter)

Delaware	000-52459	20-5415048
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois	60089
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 847-215-6502

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01  Other Events

On February 13, 2009, Essex Rental Corp. (the “Company”) and KCP Services LLC (the “Seller Representative”), as seller representative under the Purchase Agreement, dated March 6, 2008, as amended, among the Company, Essex Crane Rental Corp. (“Essex Crane”), Essex Holdings LLC, (“Holdings”), the members of Holdings and Seller Representative, finalized the calculation of the net working capital at October 31, 2008 (the “Final Working Capital”) of Essex Crane pursuant to Section 2.3 of the Purchase Agreement.   The Final Working Capital resulted in a $6,901 increase in the purchase price paid by the Company in connection with the acquisition of Essex pursuant to the Purchase Agreement.  Such increase represents the amount by which the Final Working Capital exceeded the estimate of Essex Crane’s net working capital delivered to the Company in connection with the closing of the acquisition of Essex Crane, together with interest thereon.  The Company paid such amount to the Seller Representative, on behalf of the former members of Holdings.

Also on February 13, 2009, pursuant to Section 3(f) of the Escrow Agreement, dated October 31, 2008, among the Company, Seller Representative, and Keybank National Association (the “Escrow Agent”), the Company and Seller Representative delivered joint written instructions to the Escrow Agent authorizing the release to Seller Representative, on behalf of the former members of Holdings, of $1,000,000, together with interest thereon, from the funds held by the Escrow Agent pursuant to the Escrow Agreement.  The balance of the funds held by the Escrow Agent pursuant to the Escrow Agreement will continue to be held in accordance with the terms thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX RENTAL CORP.

Date: February 20, 2009	By:	/s/ Martin Kroll
Name: Martin Kroll
Title: Chief Financial Officer